Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
HealthSpring, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-167235, No. 333-151163 and No. 333-131654) on Forms S-8 of HealthSpring, Inc. of our reports dated February 25, 2011, with respect to the consolidated balance sheets of HealthSpring, Inc. and subsidiaries, as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows in each of the years in the three-year period ended December 31, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of HealthSpring, Inc.
Our report dated February 25, 2011 on the effectiveness of internal control over financial reporting of HealthSpring, Inc. contains an explanatory paragraph that states that HealthSpring, Inc. acquired Bravo Health, Inc. (Bravo) on November 30, 2010. Management excluded Bravo’s internal control over financial reporting from its assessment of HealthSpring, Inc.’s internal control over financial reporting as of December 31, 2010. Our audit report on internal control over financial reporting of HealthSpring, Inc. also excluded an evaluation of internal control over financial reporting of Bravo.
/s/ KPMG LLP
Nashville, Tennessee
February 25, 2011